Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports First Quarter 2016 Financial Results

Management to discuss the quarter during an investment conference presentation beginning at 1:30 p.m. Eastern time today

SAN DIEGO (May 4, 2016) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2016, and provided an operating forecast and program updates.

Financial highlights for the first quarter of 2016 include:

•	First quarter total revenues were $29.6 million including royalty revenues of $14.4 million.

•	First quarter adjusted EPS was $0.97 and GAAP EPS was $0.30.

A description of adjusted calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Adjusted Financial Measures.”

“The year is off to a strong start with product approvals and launches from our partners, positive data from multiple programs and robust quarterly growth in revenues. We closed two acquisitions recently, including a major acquisition in the first quarter that will contribute significantly to our portfolio of fully funded programs and financial performance. In addition, we completed multiple new licensing agreements including those with our recently acquired OmniAb technology,” said John Higgins, Chief Executive Officer of Ligand. “We look forward to total revenues growing by approximately 60% in 2016, and to the approval and launch of up to five of our partnered products during the year.”

First Quarter 2016 Financial Results

Total revenues for the first quarter of 2016 were $29.6 million, compared with $14.6 million for the same period in 2015. Royalty revenues were $14.4 million, compared with $10.3 million for the same period in 2015 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales were $5.3 million, compared with $3.7 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $9.9 million, compared with $0.6 million for the same period in 2015 due primarily to the timing of milestones and upfront license fees earned, and the acquisition of Open Monoclonal Technology, Inc. (“OMT”).

Cost of goods sold was $1.0 million for the first quarter of 2016, compared with $1.1 million for the same period in 2015 due to the timing and mix of Captisol sales. Amortization of intangibles was $2.5 million for the first quarter of 2016, compared with $0.6 million for the same period in 2015 due to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $4.0 million, compared with $3.4 million for the same period of 2015 as a result of timing of spending on internal development programs. General and administrative expense for the first quarter of 2016 was $6.8 million, compared with $6.0 million for the same period in 2015 due to costs associated with the OMT acqusition and non-cash stock-based compensation expense.

Net income for the first quarter of 2016 was $6.6 million, or $0.30 per diluted share, compared with net income for the first quarter of 2015 of $0.8 million, or $0.04 per diluted share. Adjusted net income for the first quarter of 2016 was $21.0 million, or $0.97 per diluted share, compared with adjusted net income for the first quarter of 2015 of $6.9 million, or $0.33 per diluted share.

As of March 31, 2016, Ligand had cash, cash equivalents and short-term investments of $113.2 million.

2016 Financial Forecast

Including the effects of the synthetic royalty acquisition from CorMatrix, Ligand now expects 2016 total revenues to be between $115 million and $119 million. This guidance assumes approximately $1 million of revenue from the CorMatrix assets in 2016. Ligand’s cash operating expenses are not expected to change due to this transaction. In 2016, adjusted EPS is projected to be in the range of $3.41 to $3.46, which includes approximately $0.04 of incremental EPS contribution from the acquisition.

For 2017, Ligand expects total revenues to exceed $160 million with adjusted EPS of more than $5.03. This guidance assumes approximately $2 million of revenue from the CorMatrix assets in 2017, and approximately $0.08 of incremental EPS contribution from the acquisition.

The adjusted earnings per diluted share guidance does not include changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs, pro-rata non-cash net losses of Viking Therapeutics, non-cash amortization of acquired intangibles, non-cash tax expense and unissued shares relating to the Senior Convertible Note.

First Quarter 2016 and Recent Business Highlights

Recent Acquisitions

•
Today Ligand announced the acquisition of economic rights to multiple programs owned by CorMatrix. Ligand will pay $17.5 million and in return will receive a portion of revenue (synthetic royalty) from CorMatrix’s existing marketed products and will have the right to receive future synthetic royalties from potential future products. CorMatrix’s products are medical devices that are designed to permit the development and regrowth of human tissue. This transaction will be immediately accretive to Ligand and represents Ligand’s entry into the field of medical devices.

•
In January 2016, Ligand acquired OMT, Inc. and its OmniAb™ platform for consideration valued at the time of the acquisition at approximately $178 million. OmniAb license agreements existing at the time of acquisition initially added 16 shots on goal, with the potential for additional compounds to be generated from these partnerships. Partners at the time of acquisition included Amgen, Celgene, Genmab, Janssen, Merck KGaA, Pfizer, Seattle Genetics, Five Prime, Symphogen and various other biotechnology and pharmaceutical companies.

Portfolio Program Progress

Promacta®/Revolade®

•
The European Commission approved Revolade® (eltrombopag), a Novartis product, for the treatment of pediatric (age 1 and above) chronic immune (idiopathic) thrombocytopenic purpura (ITP) patients who are refractory to other treatments (e.g., corticosteroids, immunoglobulins). The approval includes the use of tablets as well as a new oral suspension formulation of Revolade®, which is designed for younger children who may not be able to swallow tablets.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On January 21, 2016, Amgen announced that FDA approved Kyprolis® (carfilzomib) in combination with dexamethasone for the treatment of patients with relapsed or refractory multiple myeloma who have received one to three lines of therapy. The FDA also approved Kyprolis® as a single agent for the treatment of patients with relapsed or refractory multiple myeloma who have received one or more lines of therapy, converting to full approval the initial accelerated approval Kyprolis® received in July 2012 as a single agent.

•
On January 28, 2016, Amgen announced Health Canada approval of Kyprolis® (carfilzomib) in combination with lenalidomide and dexamethasone for the treatment of patients with relapsed multiple myeloma who have received one to three lines of therapy.

Additional Pipeline and Partner Developments

•
Spectrum Pharmaceuticals received FDA approval of EVOMELA™ (melphalan) for use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma, and for the palliative treatment of patients with multiple myeloma for whom oral therapy is not appropriate.

•
Spectrum Pharmaceuticals announced that the FDA granted seven years of Orphan Drug Exclusivity for EVOMELA™ for use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma.

•	Duavive® received EU pricing and was launched in Italy by Merck Sharp & Dohme, under license from Pfizer.

•	Alvogen Inc. received approval from the FDA for Captisol-enabled IV voriconazole.

•	Zydus Cadila announced the launch of Vivitra™, a biosimilar of trastuzumab, in India. Ligand gained rights to royalties on sales of Vivitra in the March 2013 Selexis royalty acquisition.

•	Lundbeck announced the FDA accepted the resubmission of the NDA for IV carbamazepine. An action letter is anticipated before the end of 2016.

•
Retrophin announced completion of enrollment in the Phase 2 DUET study of Sparsentan for the treatment of focal segmental glomerulosclerosis (FSGS). The DUET study exceeded its enrollment target of 100 patients, and top-line results are expected in the third quarter of 2016.

•	Sage Therapeutics presented data that expanded scientific, clinical and burden-of-illness data for SAGE-547 at the 68th American Academy of Neurology Annual Meeting.

•
Coherus BioSciences and Baxalta announced that CHS-0214, a proposed biosimilar of Enbrel® (etanercept) to which Ligand gained royalty rights in the March 2013 Selexis royalty acquisition, met its primary endpoint in a confirmatory, double-blind, randomized, controlled, two-part clinical study. This ongoing study is evaluating the efficacy and safety of CHS-0214 compared with Enbrel® in patients with moderate-to-severe rheumatoid arthritis that is inadequately controlled with methotrexate.

•
Viking Therapeutics highlighted positive data from a Phase 1b trial of VK2809 (TR Beta) in subjects with mild hypercholesterolemia at the 65th Annual Scientific Session and Expo of the American College of Cardiology.

•	Merrimack Pharmaceuticals presented data on MM-302, MM-141 and MM-151 at the 2016 American Association for Cancer Research Annual Meeting.

•
Opthea Limited announced that the primary objective of safety in the dose-escalation phase of its ongoing first-in-human clinical trial of OPT-302, a novel VEGF-C/D 'Trap' therapy for wet age-related macular degeneration, had been met.

•
Marinus Pharmaceuticals announced that the FDA granted Orphan Drug designation for ganaxolone IV for the treatment of status epilepticus. A Phase 1 clinical trial evaluating the safety, tolerability and pharmacokinetics of ganaxolone IV is expected to initiate in the first half of 2016.

•
Marinus Pharmaceuticals presented preclinical data of ganaxolone IV, which showed robust activity in the model. The data were presented during an oral and poster presentations at the 68th American Academy of Neurology Annual Meeting.

•	AVEO Oncology announced granting CANbridge Life Sciences worldwide rights, excluding the United States, Canada and Mexico, to AV-203, AVEO’s clinical-stage ErbB3 (HER3) inhibitory antibody candidate.

•	The journal Nature published an article highlighting the efficacy of Gilead’s GS-5734 against the Ebola virus in rhesus monkeys.

New Licensing Deals

•
Ligand announced a worldwide license agreement with Emergent BioSolutions that allows Emergent to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, fees on patent filings, milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand announced a worldwide license agreement with Tizona Therapeutics that allows Tizona to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, fees on patent filings, milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand announced a worldwide license agreement with ABBA Therapeutics that allows ABBA to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand entered into a Clinical Use Agreement with XTL Biopharmaceuticals to supply Captisol for use in the formulation of its lead drug, hCDR1, for the treatment of systemic lupus erythematosus. Under the terms of the agreement, Ligand is eligible to receive milestones and revenue from clinical Captisol sales.

Internal Glucagon Receptor Antagonist (GRA) Program

•
Ligand scientists gave an oral presentation on GRA at ENDO 2016 and presented a poster at the Levine-Riggs Diabetes Research Symposium, which highlighted data from the Phase 1b trial demonstrating that GRA significantly reduced fasting and post-prandial glucose in subjects with type 2 diabetes.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three months ended March 31, 2016 and 2015 exclude stock-based compensation expense, non-cash debt-related costs, non-cash tax expense, changes in contingent liabilities, non-cash amortization of acquired intangibles, non-cash pro-rata net losses of Viking Therapeutics, fair value adjustments to Viking Therapeutics convertible note receivable, mark-to-market adjustment for amounts owed to licensors and unissued shares relating to the Senior Convertible Note.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

As previously announced, Ligand management will discuss this announcement during a presentation at Deutsche Bank’s 41st Annual Healthcare Conference today beginning at 1:30 p.m. Eastern time (10:30 a.m. Pacific time). The live webcast and 30-day replay will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, Ligand's outlook for Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding first half and full-year 2016 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2016 or any portion thereof or beyond, that Ligand's 2016 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.
[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Revenues:
Royalties	$14,390	$10,287
Material sales	5,341	3,729
License fees, milestones and other revenues	9,917	586
Total revenues	29,648	14,602
Operating costs and expenses:
Cost of goods sold	955	1,074
Amortization of intangibles	2,524	594
Research and development	4,004	3,368
General and administrative	6,825	5,994
Non-continuing expenses	244	223
Total operating costs and expenses	14,552	11,253
Income from operations	15,096	3,349
Other expense:
Other expense, net	(2,614)	(3,420)
Increase in contingent liabilities	(1,306)	(3)
Pro-rata non-cash net losses of Viking	(1,605)	—
Total other expense, net	(5,525)	(3,423)
Income (loss) before income taxes	9,571	(74)
Income tax expense	(3,694)	(15)
Income (loss) from continuing operations including noncontrolling interests	$5,877	$(89)

Discontinued operations:
Gain on sale of Oncology Product Line, net of tax	731	—
Net income (loss):	$6,608	$(89)
Less: net loss attributable to noncontrolling interests	—	(843)
Net income attributable to common	$6,608	$754

Basic per share amounts:
Income (loss) from continuing operations	$0.28	$0.04
Discontinued operations	0.04	—
Net income (loss)	$0.32	$0.04
Diluted per share amounts:
Income (loss) from continuing operations	$0.26	$0.04
Discontinued operations	0.03	—
Net income (loss)	$0.30	$0.04

Weighted average number of common shares-basic	20,708	19,612
Weighted average number of common shares-diluted	22,284	20,631

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$113,201	$200,219
Accounts receivable, net	11,779	6,170
Note receivable from Viking	4,767	4,782
Inventory	1,750	1,633
Other current assets	1,562	1,908
Total current assets	133,059	214,712
Deferred income taxes	157,258	216,564
Goodwill and other identifiable intangible assets	285,820	60,585
Investment in Viking	28,118	29,728
Commercial license rights	8,546	8,554
Other assets	637	399
Total assets	$613,438	$530,542
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,955	$10,422
Current portion of contingent liabilities	5,285	10,414
Total current liabilities	12,240	20,836
Long-term debt, net	204,653	201,985
Long-term portion of contingent liabilities	4,022	3,033
Other long-term liabilities	446	297
Total liabilities	221,361	226,151
Total Ligand Pharmaceuticals stockholders' equity	392,077	304,391
Total liabilities and stockholders' equity	$613,438	$530,542

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended March 31,
	2016	2015

Net income	$6,608	$754
Non-cash stock-based compensation expense	4,118	2,914
Non-cash debt related costs	2,669	2,509
Amortization of intangibles related to OMT	1,930	—
Increase in contingent liabilities	1,306	3
Equity in net losses of Viking	1,605	—
Mark-to-market adjustment for investments owed to licensors	(220)	699
Fair market value adjustment on Viking convertible note receivable	15	—
Non-cash tax expense, net	3,694	15
Discontinued operations, net of non-cash tax expense	(731)	—
Adjusted net income	$20,994	$6,894
Diluted per-share amounts attributable to common shareholders:
Net income	$0.30	$0.04
Non-cash stock-based compensation expense	0.18	0.14
Non-cash debt related costs	0.12	0.12
Amortization of intangibles related to OMT	0.09	—
Increase in contingent liabilities	0.06	—
Equity in net losses of Viking	0.07	—
Mark-to-market adjustment for investments owed to licensors	(0.01)	0.03
Fair market value adjustment on Viking convertible note receivable	—	—
Non-cash tax expense, net	0.16	—
2019 Senior Convertible Notes share count adjustment	0.03	—
Discontinued operations, net of non-cash tax expense	(0.03)	—
Adjusted net income	$0.97	$0.33

GAAP-Weighted average number of common shares-diluted	22,284	20,631
Less: 2019 Senior Convertible Notes share count adjustment	750	—
Adjusted weighted average number of common shares-diluted	21,534	20,631

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